Exhibit 107
Calculation of Filing Fee Table
Form S-1
(Form Type)
UL Solutions Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Class A Common Stock, par value $0.001 per share	Rule 457(a)	6,670,000	$28.00	$186,760,000.00(3)	0.0001476	$27,565.78
		Total Offering Amounts				$186,760,000.00		$27,565.78
		Total Fees Previously Paid						–
		Total Fee Offsets						–
		Net Fee Due						$27,565.78(4)
(1)Represents only the 6,670,000 additional shares of Class A Common Stock being registered, which includes 870,000 shares that may be sold as part of the underwriters’ option to purchase additional shares. Does not include the securities that the registrant previously registered on the Registration Statement on Form S-1 (File No. 333-275468), as amended (the “Earlier Registration Statement”).
(2)Based on the public offering price.
(3)Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(4)The registration fee is calculated in accordance with Rule 457(a) under the Securities Act, based on the proposed maximum aggregate offering price. The registrant previously registered securities on the Earlier Registration Statement having a proposed maximum aggregate offering price of $933,800,000.00. The Earlier Registration Statement was declared effective by the Securities and Exchange Commission on April 11, 2024. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $186,760,000.00 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.